Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Q1 2014 Diluted EPS of $1.55

HIGHLIGHTS
- Q1 2014 Revenue increased 8% to $605 million
- Q1 2014 Company-owned new bakery-cafe AWS of $55,230
- Q1 2014 Company-owned comparable net bakery-cafe sales up 0.1%
- Unfavorable weather impacted Company-owned comparable net bakery-cafe sales by 150 to 200 basis points
- Q2 2014 EPS target of $1.70 to $1.76
- FY 2014 EPS target narrowed to $6.80 to $7.00

St. Louis, MO, April 29, 2014 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $42 million, or $1.55 per diluted share, for fiscal Q1 2014. The fiscal Q1 2014 results compare to net income of $48 million, or $1.64 per diluted share, for fiscal Q1 2013, which included a $2.2 million, or $0.05 per diluted share, benefit from resolution of legal and tax matters.

The Company's fiscal Q1 2014 consolidated statements of comprehensive income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	April 1, 2014	March 26, 2013

Total revenue	$605,337	$561,779	8%
Net income	$42,395	$48,117	-12%
Diluted earnings per share	$1.55	$1.64	-5%
Shares used in diluted EPS	27,405	29,326

Fiscal Q1 2014 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q1 2014, Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales on a calendar basis each increased 0.1% compared to the comparable period in fiscal 2013. The Company estimates severe weather negatively impacted fiscal Q1 2014 Company-owned comparable net bakery-cafe sales results by approximately 150 to 200 basis points. The Company further estimates these fiscal Q1 2014 Company-owned comparable net bakery-cafe sales results were positively impacted by approximately 50 basis points from the shift of the Easter holiday from calendar Q1 2013 to calendar Q2 2014.

Note that on a fiscal basis, Company-owned comparable net bakery-cafe sales increased 0.7%. However, the Company believes that the calendar basis comparison better reflects the performance of the business as it eliminates the impact of the extra week in fiscal 2013 and compares consistent calendar weeks.

The Company-owned comparable net bakery-cafe sales increase of 0.1% in fiscal Q1 2014 was comprised of year-over-year average check growth of 2.9% and transaction decline of 2.8%. After adjusting for weather and the Easter holiday shift, the decline in fiscal Q1 2014 transactions was approximately 1.3% to 1.8%. Average check growth was comprised of retail price increases of approximately 1.7% and positive mix impact of approximately 1.2%. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Operating Margin

In fiscal Q1 2014, the Company experienced a decline in operating margin of approximately 250 basis points compared to fiscal Q1 2013. This decline was primarily the result of continued investments related to key initiatives designed to improve the Company's operational capabilities, technical resources, and customer experience, as well as increased marketing expenses and the untoward impact of unusually severe winter weather in fiscal Q1 2014.

New Bakery-Cafe Development and AWS

During fiscal Q1 2014, the Company opened 16 new bakery-cafes and its franchisees opened 11 new bakery-cafes. As a result, there were 1,800 bakery-cafes open system-wide as of April 1, 2014.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of December 31, 2013	867	910	1,777
Bakery-cafes opened	16	11	27
Bakery-cafes closed	(2)	(2)	(4)
Bakery-cafes as of April 1, 2014	881	919	1,800

Average weekly sales (“AWS”) for Company-owned new bakery-cafes in fiscal Q1 2014 were $55,230 compared to $61,912 in the same period of fiscal 2013, which represents the second highest opening AWS in the Company’s history for fiscal Q1. AWS for franchise-operated new bakery-cafes in fiscal Q1 2014 was $58,891 compared to $51,543 in the same period of fiscal 2013. AWS for Company-owned new traditional bakery-cafes in fiscal Q1 2014 was $56,737 compared to $64,593 in the same period of fiscal 2013. AWS for Company-owned new non-traditional bakery-cafes in fiscal Q1 2014 was $35,901 compared to $52,779 in the same period of fiscal 2013. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories with a range of different formats.

A schedule of fiscal Q1 2014 AWS is attached to this release as Schedule II.

Use of Capital

During fiscal Q1 2014, the Company repurchased 271,412 shares at an average price of $184.22 per share for an aggregate purchase amount of approximately $50 million. The share repurchases had a nominal impact on the Company's fiscal Q1 2014 earnings per diluted share. The Company has approximately $198 million remaining under its existing $600 million repurchase authorization as of the date of this release.

Fiscal Q2 2014 Outlook

The Company is targeting fiscal Q2 2014 diluted earnings per share of $1.70 to $1.76, which would represent a range of a decrease of 2% to an increase of 1% in fiscal Q2 2014 versus the comparable period in fiscal 2013. The Company is announcing today that Company-owned comparable net bakery-cafe sales growth on a calendar basis in the first 27 days of fiscal Q2 2014 were approximately 0.4%. The Company estimates the shift of the Easter holiday from calendar Q1 2013 to calendar Q2 2014 negatively impacted the comparable sales results for the first 27 days by approximately 150 basis points.

Updated Fiscal Full Year 2014 Outlook

Diluted EPS

The Company is today narrowing its target range for fiscal 2014 earnings per diluted share to $6.80 to $7.00. This range assumes the Company will continue to make investments in key initiatives consistent with its strategic plan throughout fiscal 2014. This range also includes the Company's expectation that it will continue to repurchase shares consistently throughout the year but likely at lower targeted amounts compared to fiscal 2013.

This full year fiscal 2014 diluted earnings per share target range is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's fiscal 2014 Company-owned comparable net bakery-cafe sales growth is now narrowed to 2.0% to 3.5%. The Company continues to expect both comparable net bakery-cafe sales growth and transaction growth to strengthen in the second half of fiscal 2014 as a result of the timing and momentum of initiatives that are underway.

Operating Margin

For fiscal 2014, the Company continues to expect operating margin will be down 75 to 125 basis points when compared to fiscal 2013. This target reflects the full year impact of the key initiatives and related investments that are underway.

New Bakery-Cafe Development and AWS

The Company is maintaining its previous target of 115 to 125 system-wide new bakery-cafe openings in fiscal 2014 and its average weekly net sales performance target for new Company-owned bakery-cafes of $41,000 to $43,000 for fiscal 2014.

Concluding Comment

Ron Shaich, Chairman and CEO, commented, “Investors should view Q1 against the backdrop of Panera’s comprehensive effort - extending over multiple years - to shape the future of our company. Historically, every five to ten years, Panera has re-staged its business to drive future growth. Each time, these efforts have yielded material and sustained earnings growth.  We are intent on doing that yet again. In March, at our Investor Day, we laid out our vision and plans to enhance Panera’s competitive position while, at the same time, expand opportunities for growth. We believe that these initiatives have the potential, over the next few years, to create a new inflection point for Panera.”

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, April 30, 2014 to discuss the fiscal Q1 2014 results, preliminary comparable net bakery-cafe sales results for the first 27 days of fiscal Q2 2014, and earnings targets and business outlook for fiscal Q2 2014 and full year fiscal 2014. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,800 bakery-cafes as of April 1, 2014 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2013 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	April 1, 2014	March 26, 2013
Revenues:
Bakery-cafe sales, net	$535,549	$497,519
Franchise royalties and fees	28,892	26,577
Fresh dough and other product sales to franchisees	40,896	37,683
Total revenues	605,337	561,779
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$158,894	$146,417
Labor	162,463	148,598
Occupancy	39,251	36,153
Other operating expenses	75,817	67,945
Total bakery-cafe expenses	436,425	399,113
Fresh dough and other product cost of sales to franchisees	35,634	32,598
Depreciation and amortization	29,442	24,365
General and administrative expenses	35,007	28,307
Pre-opening expenses	1,824	1,091
Total costs and expenses	538,332	485,474
Operating profit	67,005	76,305
Interest expense	623	302
Other (income) expense, net	(1,212)	(2,420)
Income before income taxes	67,594	78,423
Income taxes	25,199	30,306
Net income	$42,395	$48,117

Earnings per common share:
Basic	$1.55	$1.65
Diluted	$1.55	$1.64
Weighted average shares of common and common equivalent shares outstanding:
Basic	27,269	29,150
Diluted	27,405	29,326

Other comprehensive loss, net of tax:
Foreign currency translation adjustment	$(394)	$(366)
Other comprehensive loss	(394)	(366)
Comprehensive income	$42,001	$47,751

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	April 1, 2014	March 26, 2013
Revenues:
Bakery-cafe sales, net	88.5%	88.6%
Franchise royalties and fees	4.8	4.7
Fresh dough and other product sales to franchisees	6.8	6.7
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.7%	29.4%
Labor	30.3	29.9
Occupancy	7.3	7.3
Other operating expenses	14.2	13.7
Total bakery-cafe expenses	81.5	80.2
Fresh dough and other product cost of sales to franchisees (2)	87.1	86.5
Depreciation and amortization	4.9	4.3
General and administrative expenses	5.8	5.0
Pre-opening expenses	0.3	0.2
Total costs and expenses	88.9	86.4
Operating profit	11.1	13.6
Interest expense	0.1	0.1
Other (income) expense, net	(0.2)	(0.4)
Income before income taxes	11.2	14.0
Income taxes	4.2	5.4
Net income	7.0%	8.6%

Other comprehensive loss	(0.1)	(0.1)
Comprehensive income	6.9%	8.5%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.
Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	System-Wide Average Weekly Sales ("AWS")
	2014[a]	2013	2012	2011	2010
AWS	$46,925	$47,403	$46,676	$44,313	$42,852

[a] Represents year-to-date system-wide AWS at the end of the first quarter fiscal 2014.

	2014 Company-Owned AWS By Year Opened					Year-Over-Year Change in Company-Owned AWS
	2014 Opens [b]	2013 Opens [b]	2012 Opens & Prior	2013 Acquisitions [d]	Total	2013 Opens [c]	2012 Opens & Prior	AWS Total
Bakery-Cafes	16	63	801	1	881
Q1 14	$55,230	$40,919	$47,539	$55,601	$47,142	-33.9%	1.0%	0.0%

[b] 2014 and 2013 Company-owned AWS excludes acquisition data.

[c] Change in Company-owned AWS in 2014 from 2013 compares 63 bakery-cafes in 2014 against 10 bakery-cafes at the end of the first quarter fiscal 2013.

[d] Represents one Panera bakery-cafe in 2013.

	2014 Franchise-Operated AWS By Year Opened				Year-Over-Year Change in Franchise-Operated AWS
	2014 Opens [e]	2013 Opens [e]	2012 Opens & Prior	Total	2013 Opens [f]	2012 Opens & Prior	AWS Total
Bakery-Cafes	11	70	838	919
Q1 14	$58,891	$43,874	$46,881	$46,717	-14.9%	0.2%	-0.2%

[e] 2014 and 2013 Franchise-operated AWS excludes acquisition data.

[f] Change in Franchise-operated AWS in 2014 from 2013 compares 70 bakery-cafes in 2014 against 12 bakery-cafes at the end of the first quarter fiscal 2013.

	Traditional and Non-Traditional AWS [g]
	Company-Owned		Franchise-Operated		System-Wide
	2014 Opens	2013 Opens	2014 Opens	2013 Opens	2014 Opens	2013 Opens
Traditional Bakery-Cafes	13	9	10	12	23	21
Non-Traditional Bakery-Cafes	3	1	1	—	4	1
Traditional AWS	$56,737	$64,593	$58,739	$51,543	$57,518	$56,191
Non-Traditional AWS	$35,901	$52,779	$59,033	—	$44,082	$52,779
Total	$55,230	$61,912	$58,891	$51,543	$56,647	$55,863

[g] Represents year-to-date bakery-cafe openings and AWS for the first quarter fiscal 2014 and the first quarter fiscal 2013. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units.

	Bakery-Cafe Openings (excluding acquisitions) [h]
	Company	Franchise	Total		Company	Franchise	Total
Q1 14	16	11	27	Q1 13	10	12	22
Q2 14				Q2 13	18	19	37
Q3 14				Q3 13	17	15	32
Q4 14				Q4 13	18	24	42
2014 YTD	16	11	27	2013 YTD	63	70	133

[h] Bakery-cafes opened in first quarter fiscal 2014 exclude openings of one Company-owned catering hub. As of first quarter fiscal 2014, there were seven Company-owned catering hubs operating.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information on a calendar basis comparing the first quarter fiscal 2014 to comparable periods in the prior year:

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended
	January 28, 2014	March 4, 2014	April 1, 2014	April 1, 2014
Company-owned	(3.1)%	0.2%	3.0%	0.1%
Franchise-operated	(3.2)%	0.6%	2.7%	0.1%
System-wide	(3.1)%	0.4%	2.8%	0.1%

Set forth below is Company-owned comparable net bakery-cafe sales growth information for the first quarter fiscal 2014 adjusted for the estimated impact of the Easter shift between calendar quarters and severe weather:

	For the 13 Weeks Ended	For the 13 Weeks Ended
	April 1, 2014	April 1, 2014
	Low Estimate	High Estimate
Company-owned As Reported	0.1%	0.1%
Severe Weather	1.5%	2.0%
Easter Shift	(0.5)%	(0.5)%
Adjusted Company-owned	1.1%	1.6%